UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 15, 2006

METROLOGIC INSTRUMENTS, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

90 Coles Road, Blackwood, New Jersey	08012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 228-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 13, 2006, an action, titled Savarese v. Close, et. al., was filed in the Superior Court of New Jersey Law Division: Camden County against Metrologic Instruments, Inc. (the “Company”) and all of the members of the Company’s Board of Directors as defendants. On September 14, 2006, a second action, titled Wilkenfeld v. Knowles, et. al., was filed in the Superior Court of New Jersey Chancery Division: Camden County against the Company and all members of the Company’s Board of Directors as defendants. In these actions, plaintiffs purport to represent shareholders of the Company who are similarly situated with the plaintiffs.

The Savarese complaint alleges, among other things, that the merger consideration is inadequate, that certain defendants have timed and structured the transaction to allow themselves to capture the benefits of the Company’s future potential without paying fair consideration to the Company’s public shareholders, and that the directors breached their fiduciary duties by not making the requisite effort or obtain the best transaction available.

The Wilkenfeld complaint alleges, among other things, that the defendants failed to maximize value on a change in control of the Company and that the merger consideration deprives plaintiffs of the true and full value of the shares, that the proposed merger is an attempt to engage in a self-dealing transaction and to deny the plaintiffs an opportunity to share in the future success of the Company and that the directors breached their fiduciary duties because the terms of the merger were determined without an adequate investigation of strategic alternatives.

The complaints seek class certification and certain forms of equitable relief, including enjoining the consummation of the merger, and damages. In addition, the plaintiff in the Savarese action has filed a motion seeking to expedite discovery and other pretrial proceedings. The defendants believe that the allegations of both complaints are without merit and intend to vigorously contest the actions. There can be no assurance, however, that the defendants will be successful in the defense of these actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Metrologic Instruments, Inc.
(Registrant)

September 21, 2006	By:	/s/ Kevin Bratton
	Name:	Kevin Bratton
	Title:	Chief Financial Officer

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